                                                                    EXHIBIT 99.1
                                                                    ------------


                     Press Release, dated December 22, 2003.

CSB BANCORP, INC.



FOR IMMEDIATE RELEASE

December 22, 2003

Millersburg, Ohio

The Board of Directors of CSB Bancorp (OTC BB: CSBB), at their meeting on December 18, 2003, declared a fourth quarter dividend of $.12 per share to stockholders of record as of December 31, 2003, payable January 20, 2004.

"The fourth quarter dividend of $.12 per share brings the Company's cash dividends declared to $.48 per share for the full year 2003. This represents an increase of 60% compared to the full year of 2002," said John J. Limbert, President and CEO of CSB Bancorp.

CSB Bancorp is a bank holding company, headquartered in Millersburg, Ohio whose sole subsidiary company is the Commercial and Savings Bank of Millersburg. Commercial and Savings Bank operates nine full service offices in Holmes, Wayne and Tuscarawas Counties. At September 30, 2003 CSB Bancorp had total assets of $305.9 million, total deposits of $237.1 million and shareholders equity of $34.4 million, resulting in a equity to assets ratio of 11.25%

For more information visit CSB's web site at csb1.com






91 N. Clay St.
Millersburg, OH  44654
330-675-9015
Fax: 330-674-1268